Exhibit 99.1

NEWS

Georgia Gulf Corporation Adopts New Shareholder Rights Plan

ATLANTA — April 26, 2010 — Georgia Gulf Corporation (NYSE: GGC) announced today that its board of directors has adopted a new shareholder rights plan that will take effect upon the expiration of the Company’s existing rights plan on April 27, 2010.  The rights issued under the new plan will expire automatically if shareholders do not approve the new rights plan at the Company’s 2011 annual meeting of shareholders.

The new rights plan is intended to protect the Company and its shareholders from potentially coercive takeover practices and takeover bids that are inconsistent with the interests of the Company and its shareholders.  The plan is not intended to deter offers that are fair and otherwise in the best interests of the Company and all of the Company’s shareholders.

Under the plan, the rights will initially trade together with the Company’s common shares and will not be exercisable.  In the absence of further action by the board of directors, the rights generally will be “triggered” and become exercisable to purchase common shares of the Company at a discounted price if a person or group (other than the Company and certain related persons) acquires beneficial ownership of 20% or more of the Company’s shares or, in the case of a person or group that currently beneficially owns 20% or more of the Company’s outstanding shares, an additional 1% of the Company’s outstanding shares.

The rights may also be triggered in certain circumstances if shareholders act in concert or in parallel with respect to the Company’s shares.  Specifically, the rights will be triggered if the board of directors determines that persons that together beneficially own 20% or more of the Company’s outstanding shares (10% or more if any of those persons have acted, are acting or are reasonably likely to act in an “adverse manner,” as described below) have acted or are acting in concert or in parallel in relation to acquiring, holding or disposing of the Company’s shares, and, after receipt of notice of that board determination, any of those holders becomes the beneficial owner of additional shares, or takes additional concerted or parallel action in an “adverse manner.”  An “adverse manner” is a manner that the board of directors determines is intended or is reasonably likely to change or influence the control of the Company or to pressure the Company to act in ways that the board of directors determines represents a threat to the Company’s corporate policy and effectiveness.

A person or group that acquires beneficial ownership of the Company’s shares and/or engages in other actions sufficient to cause the rights to be triggered is called an “acquiring person.”  Upon any triggering of the rights, the rights held by an acquiring person will be void and may not be exercised.

The rights plan also includes an exchange option.  In general, after the rights become exercisable, the board of directors may, at its option, effect an exchange of part or all of the rights — other than rights that have become void — at an exchange ratio of one common share per right, subject to adjustment in certain circumstances.

The board of directors may, at its option, redeem all outstanding rights at a nominal redemption price at any time before the rights become exercisable.  If the new rights plan is approved by the Company’s shareholders at the 2011 annual meeting, the rights will expire on the third anniversary of issuance, unless earlier redeemed or exchanged.

The issuance of the rights is not a taxable event, will not affect the reported financial condition or results of operations (including earnings per share) of the Company and will not change the manner in which the Company’s shares are currently traded.

The foregoing description of the new rights plan is only a summary, and reference is made to the full text of the new rights agreement filed by the Company with the Securities and Exchange Commission as an exhibit to a registration statement on Form 8-A filed on April 26, 2010 for the specific terms of the new rights plan.

Georgia Gulf Corporation is a leading, integrated North American manufacturer of two chemical lines, chlorovinyls and aromatics, and manufactures vinyl-based building and home improvement products.  The Company’s vinyl-based building and home improvement products, marketed under Royal Group brands, include window and door profiles, mouldings, siding, pipe and pipe fittings, and deck, fence and rail products.  Georgia Gulf, headquartered in Atlanta, Georgia, has manufacturing facilities located throughout North America to provide industry-leading service to customers.

CONTACTS:

Georgia Gulf Corporation
Investor Relations:

Martin Jarosick

(770) 395-4524